Exhibit 5.1

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

December 13, 2006

NewStar Financial, Inc.

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as counsel to NewStar Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (as amended, the “S-8 Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 5,861,097 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share consisting of: (i) 4,179,937 Shares issuable upon exercise of stock options under separate amended and restated restricted stock agreements between Company and each of the persons listed in note (3) to the “Calculation of Registration Fee” table in the S-8 Registration Statement (the “Fee Table”); (ii) 1,477,500 Shares to be issued under separate restricted stock agreements between the Company and each of the persons listed in note (4) to the Fee Table; (iii) 35,000 Shares to be issued under separate restricted stock agreements between the Company and each of the persons listed in note (5) to the Fee Table; (iv) 50,000 Shares reserved for issuance under restricted stock agreements between the Company and new employees; and (v) 118,660 Shares to be issued under separate restricted stock agreements between the Company and each of the persons listed in note (7) to the Fee Table (collectively, the “Agreements”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the S-8 Registration Statement, the Agreements, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

December 13, 2006

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered upon receipt of consideration constituting lawful consideration under Delaware Law in accordance with the Agreements, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the S-8 Registration Statement.

Very truly yours,

/S/ WEIL, GOTSHAL & MANGES LLP